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 FORM 3                                                   OMB APPROVAL
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                                                  OMB Number: 3236-0104
                                                  Expires: December 31, 2001
                                                  Estimated average burden
                                                  hours per response ...... 8.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


(Print or Type Responses)
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
    Baumbaugh, Cregg B.                       Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)              VoiceStream Wireless Holding        (Month/Day/Year)
     (Last)     (First)     (Middle)          1/24/00                       Corporation
    3650 131st Avenue SE, Suite 200        ----------------------------     N/A                              -----------------------
----------------------------------------   3. IRS or Social Security     ----------------------------------  7. Individual or Joint/
             (Street)                         Number of Reporting        5. Relationship of Reporting           Group Filing (Check
   Bellevue         WA         98006          Person (Voluntary)              Person(s) to Issuer               Applicable Line)
--------------------------------------                                      (Check all applicable)             X    Form Filed by
      (City)      (State)      (Zip)       ----------------------------    X   Director          10% Owner   -----  One Reporting
                                                                         -----            -----                     Person
                                                                               Officer           Other              Form Filed by
                                                                         ----- (give      -----  (specify    -----  More than One
                                                                               title below)      below)             Reporting Person

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                                      TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                             (Over)

 FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deriv-        ative
                                                                                      ative         Security:
                                                                                      Security
                                 -------------------------------------------------                  Direct
                                 Date      Expira-                       Amount or                  (D) or
                                 Exercis-  tion             Title        Number                     Indirect (I)
                                 able      Date                          of Shares                  (Instr. 5)

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Explanation of Responses:
                                                                                        /s/ CREGG B. BAUMBAUGH          1/24/00
                                                                                        --------------------------  ----------------
                                                                                **Signature of Reporting Person          Date
                                                                                        /s/ Cregg B. Baumbaugh

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed.                                                Page 2
  If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently value OMB Number.
